                                                                     EXHIBIT 4.1

                 SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "Amendment"), dated as of March 4, 2002, is entered into among (1) ALPHA TECHNOLOGIES GROUP, INC., a Delaware corporation (the "BORROWER"), (2) the Lenders party to the Credit Agreement referred to below and (3) UNION BANK OF CALIFORNIA, N.A., as administrative agent for the Lenders (in such capacity, the "AGENT").

                                    RECITALS

     A. The Borrower, the Lenders and the Agent previously entered into that certain Credit Agreement dated as of December 26, 2000, as amended by that certain Amendment to Credit Agreement and Waiver ("First Amendment") dated as of January 28, 2002 (as amended, the "Credit Agreement"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

     B. The Borrower has informed the Agent and the Lenders that it is in default of the Maximum Leverage Ratio covenant contained in Section 6.1(a) and the Fixed Charge Coverage Ratio covenant contained in Section 6.1(b) of the Credit Agreement for its First Quarter End 2002. The Borrower has requested that the Lenders waive the Events of Default caused by such noncompliance.

     C. As of the date hereof, prior to the effectiveness of this Amendment, the aggregate principal amount of Revolving Loans outstanding under the Credit Agreement is $3,700,000. There are no Letters of Credit outstanding.

     D. As of the date hereof, prior to the effectiveness of this Amendment, the aggregate principal amount of Term Loans outstanding under the Credit Agreement is $28,900,000.

     E. The Lenders have agreed to waive the foregoing Events of Default, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows effective as of the date first set forth above, subject to satisfaction of the conditions precedent set forth in Section 3 below:

     (a) The definition of "EBITDA" in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

          "`EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, PLUS, without duplication, (i) provisions for income taxes, (ii) depreciation and amortization and (iii) Interest Expense."

     (b) The definition of "Fixed Charge Coverage Ratio" in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

          "`FIXED CHARGE COVERAGE RATIO': for the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of (a) EBITDA minus Capital Expenditures to (b) Fixed Charges for such period.

     (c) The definition of "Fixed Charges" in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

          "`FIXED CHARGES': with respect to any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Interest Expense for such period, (ii) regularly scheduled principal payments due on Indebtedness for the succeeding four fiscal quarter period (excluding optional and mandatory prepayments due under Sections 2.4 and 2.5), including the principal component of Capitalized Lease Obligations; PROVIDED that the principal payment on the Term Loan payable on June 28, 2002 shall not be included in the calculation of `Fixed Charges,' (iii) Restricted Payments made during such period and (iv) cash taxes paid or due and payable for such period."

     (d) The definition of "Interest Payment Date" in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

          "`INTEREST PAYMENT DATE': (a) as to any Base Rate Loan, the last day of each calendar month to occur while any such Loan is outstanding, (b) as to any LIBOR Loan, at one month intervals after the first day of such Interest Period and (c) for each of (a) and (b) above, the day on which any such Loan becomes due and payable in full or is paid or prepaid in full."

     (e) The definition of "Net Proceeds" in Section 1.1 of the Credit Agreement is hereby amended as follows: (i) delete the word "and" immediately preceding clause (B) and (ii) immediately preceding the final period in such definition, insert the following:

          "; and (C) with respect to any refinancing of the property secured by the Mortgage, as contemplated in Section 6.2(h), the net amount equal to the aggregate amount received in cash in connection with such refinancing MINUS the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by Wakefield in connection with such refinancing (other than amounts payable to Affiliates of the Borrower) and
     (b) federal, state and local taxes incurred in connection with such refinancing."

     (f) Section 1.1 of the Credit Agreement is amended to add the following definition in appropriate alphabetical order:

          "`RESTRUCTURING CHARGES': non-recurring charges for headcount reductions and severance, inventory adjustments, the relocation of manufacturing equipment and consolidation of administrative facilities and associated lease expenses."

     (g) Section 1.1 of the Credit Agreement is amended to add the following definition in appropriate alphabetical order:

          "`SECOND AMENDMENT': that certain Second Amendment to Credit Agreement and Waiver dated as of March 4, 2002 entered into among the Borrower, the Lenders and the Agent amending this Agreement."

     (h) The definition of "Term Loan Maturity Date" is restated in its entirety to read as follows:

          "`TERM LOAN MATURITY DATE": First Quarter End 2006.

     (i) Section 1.1 of the Credit Agreement is amended to add the following definition in appropriate alphabetical order:

          "`WAKEFIELD': Wakefield Thermal Solutions, Inc. (formerly known as Wakefield Engineering, Inc. and successor by merger of National Northeast Corporation, a Delaware corporation), a Delaware corporation."

     (j) The definition of "Warrant Agreements" contained in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

          "`WARRANT AGREEMENTS': those certain warrants, (i) each entitled Warrant to Purchase Shares of Common Stock, dated as of January 28, 2002 and (ii) each entitled Warrant to Purchase Shares of Common Stock, dated as of March 4, 2002, each executed by the Borrower in favor of each Lender existing on such respective dates, or such Lender's affiliate as determined by such Lender, in form and substance satisfactory to the Lenders, as such warrants may be amended, modified or restated from time to time in accordance with the terms hereof. The aggregate fair market value and aggregate purchase price of such warrants (i) dated as of January 28, 2002 shall be $57,359.43 and (ii) dated as of March 4, 2002 shall be $77,007.05, which assigned values shall be apportioned on a pro-rata basis in accordance with the number of shares issuable upon exercise of each warrant. The Borrower and the initial holders of such warrants agree to use the foregoing fair market values and purchase prices for United States federal income tax purposes with respect to all transactions involving such warrants (unless otherwise required by a final determination by the United States Internal Revenue Service or a court of competent jurisdiction)."

     (k) Section 2.2(d) of the Credit Agreement is restated in its entirety to read as follows:

          "(d) On each date set forth below, the Borrower shall repay the principal of the Term Notes in an aggregate amount equal to the corresponding amount set forth below (each such amount a "REDUCTION INSTALLMENT"):

             Second Quarter End 2002                       $750,000
             June 28, 2002                               $5,000,000
             Third Quarter End 2002                        $750,000

             Fiscal Year End 2002                          $750,000

             First Quarter End 2003                      $1,200,000
             Second Quarter End 2003                     $1,200,000
             Third Quarter End 2003                      $1,200,000
             Fiscal Year End 2003                        $1,200,000

             First Quarter End 2004                      $1,500,000
             Second Quarter End 2004                     $1,500,000
             Third Quarter End 2004                      $1,500,000
             Fiscal Year End 2004                        $1,500,000

             First Quarter End 2005                      $1,800,000
             Second Quarter End 2005                     $1,800,000
             Third Quarter End 2005                      $1,800,000
             Fiscal Year End 2005                        $1,800,000

             First Quarter End 2006                      $3,650,000


     ; PROVIDED, that the final Reduction Installment paid shall be in an amount equal to all amounts outstanding on the Term Notes; and PROVIDED FURTHER, that notwithstanding the foregoing, the principal payment due and payable on June 28, 2002 shall be the greater of (i) $5,000,000 and (ii) the Net Proceeds of any refinancing or sale of the property subject to the Mortgage. The aggregate amount payable to any Term Loan Lender on any Term Loan reduction date set forth in this Section 2.2(d) shall be determined in accordance with the provisions of
Section 2.11."

     (l) The second line of Section 2.5(c) of the Credit Agreement is hereby amended by adding "(other than the Asset Disposition contemplated by the proviso in Section 6.5)" following the words "Asset Disposition."

     (m) Section 2.5(d) of the Credit Agreement is restated in its entirety to read as follows:

          "(d) In the event that at the end of any fiscal year of the Borrower ending on and after Fiscal Year End 2001 there shall exist Excess Cash Flow with respect to such fiscal year, then on the date which is ten Business Days (such date, the "PAYMENT DATE") after the earlier to occur of (i) the date upon which the audited financial statements of the Borrower with respect to such fiscal year become available and (ii) the 90th day after the end of such fiscal year, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.5(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to 90% of such Excess Cash Flow; PROVIDED THAT such percentage shall be 50% if the Maximum Leverage Ratio for the two fiscal quarters of the Borrower immediately preceding the Payment Date was less than 1.50:1. On or prior to the date of any prepayment required by this Section 2.5(d), the Borrower agrees to provide the Agent with the calculations used by the Borrower in determining the amount of any such prepayment."

     (n) Section 6.1(a) of the Credit Agreement is restated in its entirety to read as follows:

     "(a) MAXIMUM LEVERAGE RATIO. Permit the Maximum Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to exceed the following levels for the periods indicated:

           PERIOD                                                RATIO
           ------                                                -----

           Second Quarter End 2002                              5.30:1

           Third Quarter End 2002                               3.90:1

           Fiscal Year End 2002                                 3.00:1

           First Quarter End 2003                               2.75:1

           Second Quarter End 2003                              2.50:1

           Third Quarter End 2003                               2.25:1

           Fiscal Year End 2003 through and including           2.00:1
           Third Quarter End 2004

           Fiscal Year 2004 and thereafter                      1.75:1

; PROVIDED, that for purposes of calculating the covenant in this Section 6.1(a) only, the definition of `EBITDA' shall be deemed to read as follows:

          `EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, PLUS, without duplication, (i) provisions for income taxes, (ii) depreciation and amortization, (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including the effect, if any, of execution of warrant agreements in connection with the Loan Documents), (v) $281,000 in Restructuring Charges for the fiscal quarter ended Second Quarter End 2001, (vi) $252,000 in Restructuring Charges for the fiscal quarter ended Third Quarter End 2001, (vii) $855,000 in Restructuring Charges for the fiscal quarter ended Fiscal Year End 2001,
     (viii) $250,000 in Restructuring Charges for Fiscal Year 2002 and (ix) the amount of any charge taken by the Borrower solely for the adoption of FASB Rule 142."

     (o) Section 6.1(b) of the Credit Agreement is restated in its entirety to read as follows:

     "(b) FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than the following levels for the periods indicated:

           PERIOD                                                RATIO
           ------                                                -----

           Second Quarter End 2002                              1.00:1

           Third Quarter End 2002                               1.20:1

           Fiscal Year End 2002 through and including           1.25:1
           Third Quarter End 2003

           Fiscal Year End 2003                                 1.20:1

           First Quarter End 2004 and thereafter                1.15:1

; PROVIDED, that for purposes of calculating the covenant in this Section 6.1(b) only,

(i) the Fixed Charge Coverage Ratio for (a) Second Quarter End 2002 shall be based on the fiscal quarter most recently ended only, without reference to any other fiscal quarter, (b) Third Quarter End 2002 shall be based on the fiscal quarter most recently ended and the immediately preceding fiscal quarter only, without reference to any other fiscal quarter and (c) Fiscal Year End 2002 shall be based on the fiscal quarter most recently ended and the immediately preceding two fiscal quarters only, without reference to any other fiscal quarter; and

(ii)  the definition of `EBITDA' shall be deemed to read as follows:

          "EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, PLUS, without duplication, (i) provisions for income taxes, (ii) depreciation and amortization, (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including the effect, if any, of execution of warrant agreements in connection with the Loan Documents), (v) $250,000 in Restructuring Charges for Fiscal Year 2002 and
     (vi) the amount of any charge taken by the Borrower solely for the adoption of FASB Rule 142.

     (p) Section 6.1(c) of the Credit Agreement is restated in its entirety to read as follows:

          "`CAPITAL EXPENDITURES'. Permit Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for any fiscal year to be more than (i) for the Borrower's Fiscal Year 2002, $500,000, (ii) for the Borrower's Fiscal Year 2003, $700,000 and (iii) for each Fiscal Year thereafter, $1,000,000 per year."

     (q) Section 6.1(d) of the Credit Agreement is restated in its entirety to read as follows:

          "`MINIMUM NET WORTH'. Permit Net Worth of the Borrower and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower, to be less than $33,050,000 PLUS (i) with respect to each fiscal quarter of the Borrower ending on or after First Quarter End 2001, 75% of any Net Income as revealed by the Borrower's financial statements for such fiscal quarter, such increase to become effective upon receipt of such financial statements, PLUS (ii) 100% of the Net Proceeds of each Equity Offering consummated after the date hereof, such increase to become effective immediately, LESS the amount of any Permitted Stock Repurchase, such decrease to become effective immediately, MINUS (iii) the amount of any charge to the Borrower as a result of issuance of warrant agreements in connection with the Loan Documents, MINUS (iv) the amount of any one-time charge not to exceed $20,000,000 taken in Fiscal Year 2002 solely for the adoption of FASB Rule 142 relating to goodwill amortization."

     (r) Section 6.1 of the Credit Agreement is hereby amended to add the following Section 6.1(e) in appropriate section order:

          "(e) MINIMUM EBITDA. Permit EBITDA, as of the end of each fiscal quarter, on a year to date basis, of the Borrower indicated below, to be less than the following amount for the periods indicated:

            PERIOD                                               AMOUNT
            ------                                               ------

            First Quarter End 2002                              $892,000

            Second Quarter End 2002                            $2,437,000

            Third Quarter End 2002                             $4,554,000

            Fiscal Year End 2002                               $7,032,000"

     (s) Section 6.2 of the Credit Agreement is hereby amended as follows: (i) strike the word "and" at the end of paragraph (f), (ii) delete the period at the end of paragraph (g) and replace it with "; and" and (iii) add a new paragraph
(h) in appropriate alphabetical order to read as follows:

          "(h) mortgage Indebtedness of Wakefield secured solely by Wakefield's manufacturing facility located in Pelham, New Hampshire, which Indebtedness may be guaranteed by the Borrower; PROVIDED THAT, (i) the Net Proceeds of such Indebtedness are applied to repay the Term Loans as contemplated by
     Section 2.2(d) on the earlier of receipt by the Borrower or Wakefield of such Net Proceeds and June 28, 2002 and (ii) final drafts of the documentation for such Indebtedness are delivered to the Agent at least 15 Business Days prior to the execution thereof."

     (t) Section 6.3 of the Credit Agreement is hereby amended as follows: (i) strike the word "and" at the end of paragraph (f), (ii) delete the period at the end of paragraph (g) and replace it with "; and" and (iii) add a new paragraph
(h) in appropriate alphabetical order to read as follows:

          "(h) a Lien on Wakefield's manufacturing facility located in Pelham, New Hampshire securing Wakefield's Indebtedness permitted by Section 6.2(h); PROVIDED THAT such Lien covers solely such real property and improvements located thereon."

     (u) Section 6.5 of the Credit Agreement is hereby amended by adding the following new sentence to the end thereof:

          "Notwithstanding the foregoing, Wakefield may sell the property subject to the Mortgage if (x) the Net Proceeds of such Asset Disposition are paid to the Agent on or before June 28, 2002 and (y) such sale complies with clauses (i), (ii) and (iii) of this Section 6.5, and such sale shall not constitute usage of the limit described in clause (iv)."

     (v) Section 7(k) of the Credit Agreement is restated in its entirety to read as follows:

          "(k) Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason other than pursuant to the terms thereof, cease to be valid or enforceable in accordance with its terms, or any Lien created under any Loan Document shall for any reason other than pursuant to the terms thereof, cease to be a valid and perfected first priority (except for as permitted by Section 6.3) Lien in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby (provided that nothing in this Section 7(k) shall be deemed to prohibit any sale or refinance of Wakefield's Pelham, New Hampshire property in accordance with Sections 6.2, 6.3 or 6.5, as applicable, and any reconveyance of the Mortgage in connection therewith); or."

     SECTION 2. WAIVERS AND AGREEMENTS.

     (a) Section 6.1(a) of the Credit Agreement requires that the Maximum Leverage Ratio not exceed 2.25:1.00 for First Quarter End 2002. The Borrower has informed the Agent and the Lenders that its Maximum Leverage Ratio for such period will be 4.91:1.00. As a result of such noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default, subject to the terms and conditions set forth herein.

     (b) Section 6.1(b) of the Credit Agreement requires that the Fixed Charge Coverage Ratio not be less than 1.20:1.00 for the First Quarter End 2002. The Borrower has informed the Agent and the Lenders that its Fixed Charge Coverage Ratio for such period was 0.63:1.00. As a result of such noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default, subject to the terms and conditions set forth herein.

     (c) Section 5 of the First Amendment provides that the continuing effectiveness of the First Amendment is subject to the condition subsequent that, not later than 30 days after the execution, delivery and effectiveness of the First Amendment, the Borrower shall deliver to the Agent control agreements with respect to each of the deposit accounts subject to either the Security Agreement or the Guarantor Security Agreement. The Borrower has requested that
(i) the Lenders only require such control agreements for (x) Account Number 2000003243998 held with First Union National Bank, (y) Account Number 2000003244007 held with First Union National Bank and (z) Account Number 2306552 held with State Street Bank and Trust on the condition that the Borrower agree it shall maintain a balance no greater than $15,000 in each account not subject to a control agreement, allowing a greater balance in each such account only as necessary to fulfill present payroll obligations of the Borrower or any Subsidiary and (ii) the

Lenders extend the time period for obtaining such control agreements until 30 days after the execution, delivery and effectiveness of this Amendment. The Lenders agree to the Borrower's request, subject to the terms and conditions set forth herein. The Borrower hereby covenants that it shall maintain a balance no greater than $15,000 in any deposit account not subject to a control agreement, allowing a greater balance in each such account only as necessary to fulfill present payroll obligations of the Borrower or any Subsidiary; failure of the Borrower or any Subsidiary to observe this covenant shall be an Event of Default under the Credit Agreement.

     (d) Section 7(A) of the Warrant Agreements dated as of January 28, 2002 provides that no later than 45 days following the Issue Date (as defined therein), the Borrower will file a registration statement with the Securities and Exchange Commission to effect the registration under the Securities Act of 1933, as amended, of the shares of common stock issued or issuable upon the exercise of such Warrant Agreements and will cause such registration statement to become effective as a shelf registration no later than 90 days after the Issue Date (as defined therein). The Borrower has requested that the Lenders provide an additional 30 days after each such compliance date. The Lenders agree to the Borrower's request, subject to the terms and conditions set forth herein.

     (e) The Agent and the Lenders hereby agree that the Agent shall, upon request of the Borrower and at its expense, reconvey the Mortgage in connection with any sale or refinancing of the real property encumbered by the Mortgage, PROVIDED THAT (i) the Agent has received, or has been assured to its satisfaction that it will receive, concurrently with such sale or refinancing, the Net Proceeds thereof, (ii) such sale or refinancing, as the case may be, is in compliance with the terms of the Credit Agreement and (iii) no Default has occurred and is continuing or would be caused thereby.

     (f) The foregoing waivers and agreements are given in this instance only. The foregoing waivers and agreements shall not be construed as a waiver of or consent to any violation of, or deviation from, any other term or condition of the Credit Agreement or any other Loan Document, nor shall such waivers or agreements be construed to evidence the willingness of the Agent or the Lenders to give any other or additional waiver or agreement, whether in similar or different circumstances.

     SECTION 3. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date first set forth above upon receipt by the Agent of the following:

     (a) this Amendment, duly executed by the Borrower and the Lenders;

     (b) evidence of the Guarantors' consent to this Amendment, substantially in the form of Exhibit A hereto;

     (c) modification of the Mortgage, in form and substance to the Agent, and such title endorsement(s) as the Agent shall reasonably request;

     (d) the warrant agreements dated as of March 4, 2002, substantially in the form of Exhibit B hereto, duly executed by the Borrower and exercisable for an aggregate amount of 66,667 common shares of the Borrower;

     (e) resolutions of the board of directors of the Borrower, authorizing this Amendment and the warrant agreements referenced in Section 3(d) hereto, certified by a Responsible Officer of the Borrower;

     (f) an opinion of counsel to the Borrower regarding this Amendment and the warrant agreements referenced in Section 3(d) hereto, in form and substance satisfactory to the Agent;

     (g) modification of the Security Agreement and each Guarantor Security Agreement, in form and substance satisfactory to the Agent, containing changes necessary to reflect the revised Article 9 to the Uniform Commercial Code;

     (h) an amendment and waiver fee of $183,342.50, in immediately available funds, to be shared pro rata by each Lender, and all outstanding fees and expenses of the Agent including legal fees incurred in connection with the negotiation, drafting and execution of this Amendment; and

     (i) such other documents, agreements and opinions as the Agent or any Lender may request.

     SECTION 4. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended hereby.

     (b) Except as specifically amended herein, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents, except as specifically set forth herein.

     SECTION 5. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants, for the benefit of the Lenders and the Agent, as follows: (i) the Borrower has all requisite power and authority under applicable law and under its charter documents to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby; (ii) all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for the Borrower to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby, have been taken and/or received; (iii) this Amendment, and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with the terms hereof; (iv) the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement, as amended hereby, will not (a) violate or contravene any material Requirement of Law, (b) result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower or any of its property may be bound, or (c) result in or require the creation of any Lien upon or with respect to any properties of the Borrower, whether such properties are now owned or hereafter acquired; (v) the representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects on and as of the date of this Amendment, after giving effect to the same, as though made on and as of such date; (vi) EXHIBIT 3 attached hereto sets forth a true and complete list of all bank accounts of the Borrower and all Subsidiaries, identifying whether such account shall be subject to a control agreement or to the account balance limitation of Section 2(c) hereof and (vii) except as referred to in Section 2 hereof, no Default has occurred and is continuing.

     SECTION 6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                  ALPHA TECHNOLOGIES GROUP, INC.


                                  By: /s/ ROBERT C. STREITER
                                     -------------------------------------------
                                  Name:  Robert C. Streiter
                                       -----------------------------------------
                                  Title:  President
                                        ----------------------------------------


                                  UNION BANK OF CALIFORNIA, N.A., as Agent and as a Lender


                                  By: /s/ CECILIA M. VALENTE
                                     -------------------------------------------
                                  Name:  Cecilia M. Valente
                                       -----------------------------------------
                                  Title:  Senior Vice President
                                        ----------------------------------------

                                  CALIFORNIA BANK & TRUST, as a Lender


                                  By: /s/ ROBERT K. CHAULK
                                     -------------------------------------------
                                  Name:  Robert K. Chaulk
                                       -----------------------------------------
                                  Title:  Senior Vice President
                                        ----------------------------------------

                                  IBM CREDIT CORPORATION, as a Lender


                                  By: /s/ THOMAS S. CURCIO
                                     -------------------------------------------
                                  Name:  Thomas S. Curcio
                                       -----------------------------------------
                                  Title:  Manager, Credit
                                        ----------------------------------------

                                  MANUFACTURERS BANK
                                  A California Banking Corporation, as a Lender


                                  By: /s/ KAREN J. KEARNEY
                                     -------------------------------------------
                                  Name:  Karen J. Kearney
                                       -----------------------------------------
                                  Title:  Vice President
                                        ----------------------------------------

                                  U.S. BANK NATIONAL ASSOCIATION, as a Lender


                                  By: /s/ ELIZABETH C. HENGEVELD
                                     -------------------------------------------
                                  Name:  Elizabeth C. Hengeveld
                                       -----------------------------------------
                                  Title:  Vice President
                                        ----------------------------------------





                                      S-2